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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into as of the 9th day of April, 2002 by and between SHOPKO STORES, INC., a Wisconsin corporation (the "Company"), and JEFFREY C. GIRARD (the "Executive").

                                    RECITALS
         The Company wishes to employ Executive as the Vice Chairman - Finance and Administration for the term provided herein, and to appoint Executive as the Chief Executive Officer of the Company on an interim basis (the "Interim CEO"), and Executive wishes to accept such positions in accordance with the terms and provisions contained herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows.

1. Employment.

         (a) The Company hereby employs Executive, and Executive hereby accepts employment commencing on April 9, 2002 (the "Commencement Date") on the terms and subject to the conditions contained herein.

         (b) During the Employment Term as defined in Section 2, below, Executive shall serve as the Vice Chairman - Finance and Administration of the Company, and shall faithfully and to the best of his ability, subject to the direction of the Board of Directors of the Company (the "Board of Directors") or such officers as the Board may determine, perform such duties and exercise such power and authority as may from time to time be delegated to him consistent with his status. Executive shall also serve as an officer of such subsidiaries of the Company as may be designated by their respective Boards of Directors, all without compensation other than that specified in this Agreement.

         (c) In addition to Executive's duties as Vice Chairman-Finance and Administration hereunder, Executive shall have the additional position of Interim CEO of the Company from the Commencement Date. Executive shall serve as Interim CEO at the pleasure of the Board of Directors, and termination of the Executive's duties as Interim CEO shall not be treated as a termination of employment for purposes of this Agreement.

         (d) During the Employment Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote substantially all of his business time, efforts and skills to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.

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         2. Employment Term.

         The term of the employment of Executive under this Agreement (the "Employment Term") shall commence on Commencement Date and shall continue, unless sooner terminated under Section 7 hereof, until the third anniversary of the Commencement Date; provided, however, that the Employment Term shall be automatically extended for one additional year on the third anniversary of the Commencement Date and on every subsequent anniversary thereafter (such date and each anniversary thereof referred to as a "Renewal Date"), until the earlier of
(i) termination of the Employment Term under Section 7 hereof or (ii) the Company giving Executive notice 60 days prior to a Renewal Date that the Employment Term will not be so extended.

         3. Salary.

         (a) During the Employment Term, Executive shall be paid a salary at the rate of $500,000 per annum (the "Base Salary"), payable in equal installments in accordance with the Company's customary payroll practices in effect from time to time. Because of Executive's informal efforts on behalf of the Company prior to the Commencement Date, Executive will be paid as if his employment commenced on April 1, 2002 for purposes of computing his Base Salary.

         (b) Executive's Base Salary shall be reviewed at least annually and may be increased at any time and from time to time as the Compensation and Stock Option Committee of the Board of Directors (the "Compensation and Stock Option Committee"), in its sole discretion, shall deem appropriate. The term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased. Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Base Salary shall not be reduced at any time during the Employment Term.

         4. Bonuses and Long-Employment Term Incentives.

         (a) (i) On the date this Agreement is signed, the Company will pay Executive a one-time signing bonus of $100,000. (ii) On the earlier of (A) the first day of employment of a new CEO for the Company or (B) the last day of the Company's 2002 fiscal year (February 1, 2003), the Company will pay Executive a one-time bonus of $100,000 if Executive is in the Company's employ on that date. Commencing with February 2003, Executive will receive an additional amount of $8,333 per month for each full or partial month he serves as the Company's Interim CEO, payable in accordance with the Company's customary payroll practices.

         (b) In addition to Base Salary, Executive shall be eligible to receive, for each fiscal year ending during the Employment Term, an annual bonus (the "Annual Bonus") determined in accordance with the Company's 1999 Executive Incentive Plan, or if the Executive Incentive Plan is no longer in effect, such successor plan as is approved by the Company's Board of Directors (the "Bonus Plan"). Notwithstanding any other provision of this Agreement or the Bonus Plan, Executive's bonus percentages for the 2002 fiscal year shall be 19.8% if threshold performance is achieved, 60% if target performance is achieved and 120% if high performance is achieved. If performance is between any of the performance levels, the percentage will be interpolated. The applicable percentage will be applied to the amount of Base Salary actually paid during the 2002 fiscal year, plus, if earned, the one-time bonus of $100,000 set out in
Section 4(a)(ii) of this Agreement. The performance criteria for the 2002 fiscal year shall be those already established by the Compensation and Stock Option Committee for the position of chief executive officer. The percentage levels and performance criteria for subsequent fiscal years will be set by the Compensation and Stock Option Committee and will be consistent with those established for other comparable senior executives of the Company. In subsequent fiscal years,

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for purposes of computing Executive's bonus under the Bonus Plan only, the special bonus referenced in the last sentence of Section 4(a) of this Agreement, if any, shall be added to Base Salary for purposes of then applying the applicable percentage determined by performance.

         (c) Effective as of the Commencement Date, the Compensation and Stock Option Committee will grant to Executive 50,000 shares of the Company's common stock (the "Restricted Shares") which shall vest on the second anniversary of the date of grant if Executive is in the Company's employ on that date. Vesting will be accelerated in the event of death, disability as defined in the Company's long-term disability plan or a Change of Control of the Company as defined in the Restricted Stock Award Agreement. The Restricted Shares will be subject, in all events, to the terms and conditions of the Restricted Stock Agreement between the Company and Executive dated April 9, 2002 and the 1993 Restricted Stock Plan.

         (d) Effective as of the Commencement Date, the Compensation and Stock Option Committee will grant to Executive a nonqualified stock option for 50,000 shares of the Company's common stock. (the "Option Shares"). The Option Shares will have an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange for the date of grant as reported in the Midwest Edition of The Wall Street Journal. The Option Shares shall be completely vested on the date of grant. The Option Shares will be subject, in all events, to the terms and conditions of the Stock Option Agreement between the Company and Executive dated April 9, 2002 and the 1998 Stock Incentive Plan.

         (e) Executive shall also be eligible to participate in the Company's Executive Retirement Plan (the "SERP") starting on the Commencement Date with the following modifications: (i) references to two (2) percent in Section 3.1(a) and Section 3.2 (a) of the SERP shall be four (4) percent for the first five of Executive's Years of Credited Service, as defined in the SERP and (ii) the reference under "Early Retirement Date" in Section 1.8 to "at least ten Years of Service" shall be "at least five Years of Service." Any dispute as to the computation of Executive's Retirement Benefit under the SERP shall be decided by the Company's outside actuarial firm. Such decision shall be conclusive and binding on both Executive and the Company.

         (f) Executive shall be eligible to participate in such other long-term incentive programs as the other senior executives of the Company, such as the Company's 2000 Executive Long-Term Incentive Plan (the "LTIP"), at a level consistent with Executive's title and responsibilities as determined by the Compensation and Stock Option Committee. For purposes of the LTIP, the percentage at target performance applicable to Executive for fiscal year 2002 is 50%. The applicable percentage for any fiscal year shall be applied to the sum of Executive's Base Salary plus any bonus amounts paid during the applicable fiscal year pursuant to Section 4(a)(ii) and the last sentence of Section 4(a) of this Agreement.

         5. Benefits. Subject to the application of any applicable anti-discrimination rules, and except as more specifically provided in Section 4, above, Executive shall be entitled to participate in all employee benefit plans, programs, practices or arrangements of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans on terms and conditions at least as favorable as provided to other senior executives of the Company. Executive will be entitled to be reimbursed by the Company for his move to Green Bay, Wisconsin in accordance with the Company's relocation policy for senior executives. Executive will be entitled to paid vacation days in accordance with the Company's vacation policy, but in no event less than 15 days in any fiscal year starting with the Company's 2003 fiscal. The number of paid vacation days Executive is entitled to for fiscal year

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2002 will be 13 days, and the number of paid vacation days Executive will be entitled to in the year his employment terminates will be prorated based on the number of days he is employed during that fiscal year.

         6. Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties for the Company in accordance with the Company's reimbursement policies as in effect from time to time for other senior executives of the Company. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its senior executives generally.

         7. Termination of Employment. During the Employment Term, Executive's employment hereunder may be terminated under any of the following circumstances:

                  (a) Death or Disability. Executive's employment hereunder shall terminate automatically upon Executive's death during the Employment Term. If the Company determines in good faith that a Disability of Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), the Company shall give to Executive written notice in accordance with Section 7(d) of this Agreement of its intention to Terminate Executive's employment hereunder. In such event, Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" has the same meaning as in the Company's long-term disability plan as in effect at the time disability is being determined.

                  (b) Termination by Company. The Company may terminate Executive's employment for Cause or without Cause. For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company, (ii) a violation by Executive of Executive's obligations under Section 1(b) of this Agreement which is demonstrably willful and deliberate on Executive's part and which is not remedied within ten days after receipt of notice from the Company describing such violation or (iii) the willful commission by the Executive of a criminal or other act that causes or will likely cause substantial economic damage to the Company or which results in Executive being unavailable to render services to the Company.

                  (c) Termination by Executive. Executive may terminate his employment with the Company for any reason or Good Reason upon 60 days advance written notice to the Company in accordance with Section 7(d) of this Agreement. For purposes of this Agreement, "Good Reason" means
         (i) a breach of any of the material terms or conditions of this Agreement by the Company, not caused by Executive, which breach has not been cured by the Company within 30 days after written notice thereof to the Company from Executive; (ii) a reduction in Executive's Base Salary; (iii) a reduction in his title of Vice Chairman - Finance and Administration or a material reduction in the duties which might reasonably be associated with such title without Executive's consent; or (iv) the Company giving Executive notice that the Employment Term will not be renewed pursuant to Section 2 hereof.

                  (d) Notice of Termination. Any purported termination of employment by either party shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) if applicable, sets forth in reasonable

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detail the facts and circumstances claimed to provide a basis for termination of
Executive's employment under the provision so indicated; and (iii) indicates the Termination Date. "Termination Date" shall mean in the case of Executive's death, his date of death, or in all other cases of termination by the Company, the date specified in the Notice of Termination.

8.        Obligations Upon Termination.

         (a) Termination by the Company for Cause; Termination by Executive Other Than for Good Reason. If Executive's employment with the Company is terminated by the Company for Cause, or by Executive for any reason other than Good Reason, the Company will pay and/or provide Executive with the following:
(i) Executive's Base Salary through the Termination Date in a lump sum within thirty days after the Termination Date, and (ii) all benefits to which Executive is entitled under any benefit plans or programs of the Company in accordance with the terms of such plans through the Termination Date.

         (b) Termination by Reason of Disability or Death. If Executive's employment with the Company is terminated during the Employment Term by reason of Executive's Disability or death, the Company will pay and/or provide Executive or Executive's legal representative, as the case may be, with the following: (i) Executive's Base Salary as then in effect through the Termination Date in a lump sum within thirty days after the Termination Date, (ii) no later than the date on which the other senior executives would receive their Annual Bonus payments and after compliance with subsection (d) hereof, a fraction of the Annual Bonus that would have been earned by Executive for the fiscal year including the Termination Date, paid or accrued in accordance with Section 4(b) hereof, determined by multiplying the Annual Bonus which would have been earned absent death or Disability by a fraction, the numerator of which shall equal the number of days during such fiscal year preceding the Termination Date, and the denominator of which shall equal three hundred sixty-five (365) and (iii) all benefits to which Executive is entitled under any benefit plans or programs of the Company in accordance with the terms of such plans or programs through the Termination Date.

         (c) Termination by the Company Without Cause; Termination by Executive for Good Reason. If the Company terminates Executive's employment without Cause, or Executive terminates his employment for Good Reason, the Company will pay and/or provide Executive with the following after compliance with subsection (d) hereof: (i) Base Salary continuation for the longer of (a) two years or (b) the remainder of the Employment Term as in effect on the day the Notice of Termination is delivered (the "Salary Continuation Period"), (ii) all benefits to which Executive is entitled under any benefit plans or programs of the Company in accordance with the terms of such plans through the Termination Date,
(iii) continued participation in the Company's medical plan for the Salary Continuation Period, subsidized by the Company to the same extent as for active employees from time to time, if Executive elects to continue participation in the Company's medical plan, and (iv) bonus payments, paid at such time as other senior executives of the Company are paid their bonus payments, at the lesser of
(a) the target percentage or (b) the percentage which actually would have been paid to Executive if he had remained in the Company's employ for such fiscal year, for the Salary Continuation Period. If the Salary Continuation Period ends other than on the last day of the Company's fiscal year, the bonus payment attributable to that fractional portion of a fiscal year shall be prorated based on the number of days in that fiscal year which are included in the Salary Continuation Period. Executive shall not be obligated to seek other employment to mitigate the amounts payable to Executive during the Salary Continuation Period set forth in (i), above; provided, however, that if Executive accepts employment during the Salary Continuation Period, the amount of pre-tax cash compensation paid to Executive for such employment shall reduce the amount payable by the Company pursuant to (i) and (iv) above by the amount of such pre-tax cash compensation

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and the medical coverage provided in (iii), above, shall become secondary to any medical coverage offered by the subsequent employer.

         (d) Release of Claims. Notwithstanding the foregoing, the Company will not pay to Executive, and Executive will not have any right to receive any payments described in Sections 8(b) and (c), above, unless and until Executive or his legal representative (in the case of Executive's death or if Executive is disabled such that he is unable to consent) executes, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Company, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, members of the Board of Directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of Executive's employment with the Company, including without limitation claims arising under the Age Discrimination in Employment Act of 1977, as amended, Title VII of the Civil Rights Act of 1974, as amended, the Civil Rights Act of 1991, as amended, the Equal Pay Act, as amended, and any other federal, state, or local law or regulation; provided, however, that the release will not include any rights or claims Executive may have to indemnification or advancement of expenses under the Company's charter documents, applicable law, or any indemnification agreement, or any claims for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act or similar state law ("COBRA").

         (e) COBRA. Except in the case of subparagraph (c), above, in the event of termination of Executive's employment, Executive shall be entitled to continue coverage, at his expense, under the group health insurance plan then in effect for the period for which continuation of such coverage is received pursuant to COBRA. In the case of subparagraph (c), above, the COBRA continuation period will run concurrently with the Salary Continuation Period.

         (f) Withholding and Other Issues. Payments to be made to Executive under this Section 8 will be reduced by any applicable income or employment taxes which are required by be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, none of the payments under
Section 8(c) hereof shall be included as compensation for purposes of any retirement, deferred compensation or welfare benefit plan or program of the Company.

9. Nondisclosure.

         (a) During the Employment Term and during the Restricted Period, as defined in subsection (d), below, Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean use by Executive or disclosure by Executive without the consent of the Board of Directors of the Company to any person, other than use or disclosure that is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company or as may be legally required (provided the provisions of Section 9(c) hereof are complied with), of any confidential information obtained by Executive while in the employ of the Company, including, but not limited to, confidential information with respect to any of the Company's customers, suppliers, contractors, methods of operation, services, products, mechanisms, databases, processes, programs and access codes (the "Confidential Information"); provided, however, that Confidential Information shall not include any information known generally to the public or within the industry (other than as a result of disclosure by him in violation of this Section 9(a)). Nothing herein shall limit Executive's confidentiality obligation as regards any information which is a trade secret as defined in Section 134.90 of the Wisconsin Statutes, or any successor thereto.

                  (b) Executive agrees that all memoranda, notes, records, papers, financial models, mechanisms, programs, flow charts, work papers, source codes, computer codes, designs, software, data and other documents and all copies thereof relating to the operations or business of the Company, some of which may be prepared by him, and all objects associated therewith (such as samples) in any way obtained by him in connection with the performance of his duties hereunder shall be the exclusive property of the Company. Executive shall not, except for the Company's use, copy or duplicate any of the aforementioned, not remove them from the Company's facilities, nor use any information concerning them, in each case, except for the Company's benefit, either during his employment or thereafter. Executive agrees that he will deliver the original and all copies of all of the aforementioned that may be in his possession to the Company on termination of his employment, or at any other time on the request of the Board of Directors.

                  (c) If Executive is requested or becomes legally required or compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a governmental body to make any disclosure that is prohibited or otherwise constrained by this Agreement, Executive will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, Executive may furnish that portion (and only that portion) of the Confidential Information that Executive is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty.

                  (d) The "Restricted Period" means the two-year period immediately following Executive's termination of employment with the Company, except in the case of a voluntary termination of employment by Executive without Good Reason in which case the Restricted Period is the one-year period immediately following Executive's termination of employment with the Company.

         10. Nonsolicitation. In consideration for the Company entering into this Agreement, during the Employment Term and during the Restricted Period:

                  (a) Executive will not, directly or indirectly, contact any supplier of the Company with whom Executive has had contact on behalf of the Company during the two-year period preceding the date of such termination so as to cause or attempt to cause such supplier of the Company not to do business or to reduce or limit such supplier's business with the Company or divert any business from the Company; and

                  (b) Executive will not, directly or indirectly, induce, solicit, entice or encourage any person who is a management employee of the Company to terminate his or her employment with the Company so as to accept employment with any person, company, business entity, or other organization whatsoever. General solicitation by advertisement, recruiter, or similar means not specifically targeted at a particular employee of the Company shall not be a violation of this Section 10(b).

                  11. Noncompetition.

                  (a) Restrictions. Executive agrees that he shall not at any time while Executive is employed by the Company compete with it. In addition, for the Restricted Period, Executive

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

         shall not, without the Company's prior written consent, directly or indirectly, accept employment with, consult for or otherwise render advice or assistance to, any Competitor in any capacity which involves the performance or fulfillment of any duty, responsibility or service substantially similar to any of the duties, responsibilities or services performed or fulfilled by Executive at the time of the termination of his employment with the Company or during the one-year period preceding such termination. The Executive acknowledges that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during the Restricted Period would permit the Executive to use unfairly his close identification with the Company and the supplier contacts the Executive developed while employed by the Company and would involve the use or disclosure of Confidential Information pertaining to the Company.

                  (b) Definition of Competitor. For purposes of this Agreement, the term "Competitor" shall mean any business, incorporated or otherwise, which is engaged, as its primary business, in the retail sale of a diversified offering of discount household goods (including, without limitation, K-Mart Corporation, Wal-Mart Stores, Inc. or Target Corporation), or the retail sale of health, hygiene or prescriptive products, and which engages in such business within, or is located within, any state in which the Company's business generated more than $30 million in revenues in the fiscal year preceding the termination of Executive's employment with the Company.

                  (c) Executive, except as may be required by legal process, will refrain from making any written or oral statement, publicly or privately, which disparages the Company or its current or former directors or employees.

         12. Enforcement of Covenants. Executive recognizes that irreparable and incalculable injury will result to the Company, its businesses or properties in the event of his breach of any of the restrictions imposed by Sections 9, 10 and 11, above. Executive therefore agrees that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by Executive and by any other person or entity for whom Executive may be acting or who is acting for Executive or in concert with Executive. As used in Sections 9, 10 and 11, above, the term "Company" shall include any direct or indirect subsidiaries, sister corporations or other corporations or business entities which the Company controls or which are controlled by or under common control with the Company. As used herein the term "Control" means the power, through the ownership of voting stock or otherwise, to elect a majority of the Board of Directors of a corporation or other business entity or to otherwise manage or control the business of such entity.

         13. Exclusive Remedy. The payments, severance benefits and severance protections provided to Executive pursuant to this Agreement are to be paid and provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company.

         14. Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.


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

         15.      Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and Executive or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, delivered by overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:                   c/o ShopKo Stores, Inc.
                                                     700 Pilgrim Way
                                                     Green Bay, WI 54307-9070

                  If to the Company:                 ShopKo Stores, Inc.
                                                     700 Pilgrim Way
                                                     P.O. Box 19070
                                                     Green Bay, WI 54307-9070
                                                     Attention: Secretary

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The provisions of this agreement are severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) Executive's or Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                  (e) This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof. It is expressly agreed that this Agreement supersedes and replaces any other agreements, if any, understandings and arrangements, oral or written, between the parties hereto regarding the subject matter of this Agreement other than (i) the Indemnification Agreement between the Company and Executive, (ii) the terms of all qualified, welfare benefit and compensation plans and awards in which Executive participates, and
         (iii) the Change of Control Severance Agreement which will be entered into between the Company and Executive of even date herewith (the "Change of Control Agreement"). In all events, and notwithstanding anything herein contained to the contrary, if a Change of Control, as defined in the Change of Control Agreement, occurs, this Agreement shall be of no further force and effect and the Change of Control Agreement shall govern the terms of Executive's employment and any payments he is to receive upon the termination of his employment with the Company. In no event will Executive be entitled to payments upon termination of his employment under this Agreement if he is entitled to payments upon termination of his employment under the Change of Control Agreement.

                  (f) All compensation amounts in this Agreement which are subject to income and employment tax withholding are stated prior to any such deductions.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                       SHOPKO STORES, INC.


                                 By:_ /s/ Jack W. Eugster
                                      ------------------------------------------
                                          Jack W. Eugster, Chairman of the Board


                                       EXECUTIVE

                                      /s/ Jeffrey C. Girard
                                      ------------------------------------------
                                      Jeffrey C. Girard

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